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                                 EXHIBIT 4:

                           BOARD MEETING MINUTES
                          FOR REVERSE STOCK SPLIT
                                 OF 8/11/95






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                        Minutes of Directors Meeting
                                     Of
                         MULTI SPECTRUM GROUP, INC.
_______________________________________________________________________


     A meeting of the Board of Directors of Multi Spectrum Group, Inc. was held on the 11th day of August, 1995 at 10:00 a.m. at the offices located at 1348 E. 3300 S., Suite 101, Salt Lake City, Utah 84106.

     There were present and participating at the meeting, either in person or telephonically York Chandler, Kipp Chandler and Gayle Chandler being all of the Directors of the Company. Telephonically attending as invited guests were Eric Gable, Heather Robb, Kundan S. Rayat, all from Vancouver, BC and Allen Stout of Phoenix, AZ. York Chandler, the President, chaired the meeting. Gayle Chandler, the secretary, read the minutes of the last regular meeting and they were approved.

     The first item of discussion brought before the Board of Directors was a discussion concerning a reverse split of the Company's common stock by a ratio of 1 (one) new share for every 1200 (one thousand two hundred) old shares with the par value to remain at $.001. The reverse split is to take effect on this 11th day of August, 1995. After motion duly made, seconded and unanimously carried with all in favor; it was,

     RESOLVED, that the Company reverse split its common stock by a ratio of one (1) new share for every one thousand two hundred (1200) old shares with the par value remaining $.001.

     FURTHER RESOLVED, that the effective date of the reverse split to be August 11, 1995.

     The second item of discussion related to the appointment of Dr. Eric Gable, Mr. Kundan S. Rayat, and Ms. Heather Robb to serve as Directors of the Company. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that Eric Gable, Heather Robb and Kundan S. Rayat be appointed as Directors of the Company.

     The next item of business to be brought before the Board of Directors was election of new officers of the Company. After a thorough discussion, it was agreed that Eric Gable be President, Allen Stout be Secretary, Heather Robb be Treasurer, and Kundan Rayat be Vice President. Upon motion duly made, seconded and unanimously carried, it was;

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     RESOLVED, that Eric Gable be President; Allen Stout be Secretary;
     Heather Robb be Treasurer, and Kundan Rayat be Vice President.

     The last item to be discussed was concerning the possibilities of acquiring the MedCare UI System, a non-invasive, non-surgical, non-drug method which can reduce or completely eliminate Urinary incontinence.
After a thorough discussion it was agreed to put the vote on hold until the next Board of Directors meeting which was scheduled to be on Monday, August 14, 1995.

     There being no further business and upon motion duly made and seconded, the meeting was adjourned.



 /s/ York Chandler                  /s/ Gayle Chandler
-------------------------------    ----------------------------------
York Chandler, Director            Gayle Chandler, Director


 /s/ Kundan S. Rayat                /s/ Allen Stout
-------------------------------    ----------------------------------
Kundan S. Rayat, VP, Director      Allen Stout, Secretary


 /s/ Eric Gable                     /s/ Heather Robb
-------------------------------    ----------------------------------
Eric Gable, President, Director    Heather Robb, Treasurer, Director


 /s/ Kipp Chandler
-------------------------------
Kipp Chandler,
Director





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